        Dean Heller
        Secretary of State
        206 North Carson Street
        Carson City, Nevada 89701-4299
        (775) 684 5708
        Webside: secretaryofstate.biz

Entity #
C32971-2004
Certificated of Amendment	Document #20060058488-31
(PERSUANT TO NRS 78)	Dated filed:
1/31/2006 4:05:05 pm
In the office of
/s/ Dean Heller
Dean Heller
Secretary of state

Certificate of Amendment to Article of Incorporated
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 After Issuance of Stock)

1.	Name of Corporation:	TRITON TECHNOLOGIES, INC
2.	The articles have been amended as follows (provide article numbers, if available): the name of the corporation has been amendment to : SOLAR NIGHT INDUSTRIES, INC
3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 69%____________________________________________________________________

4.	Effective date of filing (optional) 1/31/2006
5.	Office signature ( required)
* If any proposed amendment would after or change anu preference or may relate or other rights given to any class or series of outstanding shares, than the amendment must be approved by the vote. In addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by tis amendment regardless of termination or restrictions of the voting power thereof

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by approriate fees. See attached fee schedule.